UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 1, 2007

MarketAxess Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-50670	52-2230784

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

140 Broadway, 42nd Floor New York, New York	10005

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 813-6000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
          Richard M. McVey, Chairman and Chief Executive Officer of MarketAxess Holdings Inc. (“MarketAxess” or the “Company”), has entered into a written plan for selling shares of MarketAxess’ common stock (“Common Stock”) designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and in accordance with MarketAxess’ Insider Trading Policy. Among other things, MarketAxess’ Insider Trading Policy allows an employee to implement a written trading plan provided such person is not in possession of material non-public information about MarketAxess at the time the plan is entered into, consistent with Rule 10b5-1. Mr. McVey established his written trading plan during an “open window” under MarketAxess’ Insider Trading Policy and has advised the Company that his plan was implemented, in part, to avoid any inference that his future sales would be made on the basis of material non-public information. Actual transactions completed under the plan will be reported on Forms 4 filed with the Securities and Exchange Commission.
          Mr. McVey has advised the Company that the purpose of his 10b5-1 selling plan is to achieve diversification and liquidity in his financial portfolio. Mr. McVey’s plan, which will become effective on July 1, 2007, provides for (i) the sale of up to 30,000 shares of Common Stock during the twelve month period commencing on July 1, 2007 (subject to, among other things, the volume limitations imposed by applicable securities regulations), by a trust for the benefit of Mr. McVey and his family members, and (ii) upon the completion of the sale of such 30,000 shares, the sale of up to 330,000 shares of Common Stock during the twelve months thereafter (subject to, among other things, the volume limitations imposed by applicable securities regulations), by Mr. McVey. The 360,000 shares of Common Stock covered by the 10b5-1 selling plan represent approximately 12% of Mr. McVey’s current holdings of Common Stock and stock options.
          Except as may be required by law, MarketAxess does not undertake to report written trading plans established by other MarketAxess officers or directors, nor to report modifications, terminations, transactions or other activities under Mr. McVey’s plan or the plan of any other officer or director.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARKETAXESS HOLDINGS INC.
Date: June 1, 2007	By:	/s/ Charles R. Hood
		Name:	Charles R. Hood
		Title:	General Counsel and Secretary

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